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                                                                       EXHIBIT 5


                               February 28, 1997





Oncor, Inc.
209 Perry Parkway
Gaithersburg, Maryland 20877

                   Re:     Registration Statement on Form S-3

Gentlemen and Ladies:

                 We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of the sale by certain stockholders of 4,907,645 shares of your Common Stock (the "Shares"). The Shares include 4,903,170 shares issuable by the Company
(i) upon the conversion of 6% Convertible Debentures due December 30, 2001 (the "Debentures"), (ii) upon the exercise of certain warrants (the "Warrants") and
(iii) upon the exercise of certain options to purchase additional shares of Common Stock (the "Options"). The shares issuable upon the conversion or exercise of the Debentures, Warrants or Options are being offered by certain stockholders of the Company. The Shares also include 4,475 shares issued to an individual stockholder (the "Stockholder Shares"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the transactions described in the Registration Statement.

                 We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

                 Based upon and subject to the foregoing, it is our opinion that:

                 (1) The Shares issuable upon the exercise of the Warrants, when issued and sold in accordance with the terms of the Warrants and in the manner described in the Registration Statement, the Shares issuable upon the conversion of the Debentures, when
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Oncor, Inc.                                                  February 28, 1997
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issued and sold in accordance with the terms of the Debentures and in the manner described in the Registration Statement and the Shares issuable upon the exercise of the Options, when issued and sold in accordance with the terms of the Options and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                 (2) The Stockholder Shares when issued were, and when sold in the manner described in the Registration Statement will be, validly issued, fully paid and non-assessable.

                 We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit thereto.

                                          Very truly yours,



                                          /s/ Brobeck, Phleger & Harrison LLP
                                          BROBECK, PHLEGER & HARRISON LLP